Exhibit 8.1

LIST OF SIGNIFICANT SUBSIDIARIES OF SIBANYE GOLD LIMITED (AS OF 31 DECEMBER 2015)

Ezulwini Mining Company Proprietary Limited, incorporated in South Africa

Rand Uranium Proprietary Limited, incorporated in South Africa

Sibanye Gold Eastern Operations Proprietary Limited, incorporated in South Africa